Exhibit 99.1

FOR IMMEDIATE RELEASE	News Release

For More Information:
Cathy Hillebert Appalachian Bancshares 706-276-8160 CAHillebert@acbanks.net	Andy Mus Marsh Communications, LLC 404-327-7662 amus@marshcomm.net

Appalachian Bancshares Inc. Appoints J. Keith Hales

as Chief Financial Officer

ELLIJAY, Ga., March 27, 2007 – Appalachian Bancshares Inc. (Nasdaq:APAB) has appointed J. Keith Hales as executive vice president and chief financial officer of both the holding company and its Appalachian Community Bank subsidiary.

Hales, who previously served as senior vice president in charge of operations for the company, will oversee all financial functions, including accounting, treasury, financial reporting and budgeting, among other duties.

“Keith Hales is an experienced banker with a strong track record of financial and operational management,” said Tracy R. Newton, chief executive officer of Appalachian Bancshares. “His wealth of industry knowledge will be a valuable asset as we continue to grow our banking franchise.”

“Keith has been instrumental in planning and managing the expansion of our operations and technical capabilities to match the fast pace of growth we have experienced in the past several years,” said Joe Moss, president and chief operating officer. “This in-depth understanding of our processes, systems and culture make him a great choice for chief financial officer.”

Hales has more than 30 years of banking experience at both large and small institutions, previously serving as both a CFO and executive operations officer during his career.

Prior to joining Appalachian Bancshares in 2005, Hales was senior vice president of operations for Park Avenue Bank in Valdosta, Ga., with more than $1 billion in assets and 20 branches in Georgia and Florida. He also held the same position at Southern National Bank in Marietta, Ga., which has since been acquired by United Community Banks.

During his career, Hales served as chief financial officer for United Bank and Trust in Rockmart, Ga., which is now part of GB&T Bancshares. He managed the bank’s accounting, financial reporting and treasury functions. His financial and operational background also includes positions at the former Decatur Federal Savings and Loan and Premier Bancshares.

A native of Dallas, Ga., Hales has been married 29 years and has two children.

About Appalachian Bancshares Inc.

Appalachian Bancshares, Inc., based in Ellijay, Ga., is the holding company of Appalachian Community Bank, a state-chartered bank organized under the laws of the State of Georgia. Appalachian Community Bank also operates under the trade name of Gilmer County Bank. Appalachian Bancshares has assets of $758 million. Through its subsidiaries, the company provides a full range of community banking services to individuals, small and medium-sized businesses, real estate developers, contractors and farmers. Appalachian Community Bank has full-service banking offices throughout North Georgia in Ellijay, East Ellijay, Blue Ridge, Blairsville, Chatsworth, Dawsonville and McCaysville, and loan production offices in Ducktown, Tenn., and Murphy, N.C. Upon issuance of the new charter by the OTS, the branch in McCaysville and the loan production offices in Ducktown, Tenn., and Murphy, N.C. will be transferred to Appalachian Community Bank, F.S.B., and the loan production offices will be converted into full-service banking offices. The common stock of Appalachian Bancshares is traded on the Nasdaq Global Market, under the symbol APAB. For more information, please visit the Company’s website at www.acbanks.net.

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